[GRAPHIC OMITTED]


Company Contacts:                       Investor Relations Contacts:
IMPAX Laboratories, Inc.                Lippert/Heilshorn & Associates, Inc.
-----------------------                 ------------------------------------
Barry R. Edwards, Co-CEO                Kim Sutton Golodetz (kgolodetz@lhai.com)
(215) 289-2220 Ext. 371                 (212) 838-3777
Larry Hsu, Ph.D. President              Bruce Voss (bvoss@lhai.com)
(510) 476-2000 Ext. 1111                (310) 691-7100
Cornel C. Spiegler, CFO                 www.lhai.com
(215) 289-2220 Ext. 306                 -------------
www.impaxlabs.com
-----------------



                          IMPAX REPORTS RECORD REVENUES
                     IN THE FOURTH QUARTER AND THE YEAR 2002
                         - Files Four ANDAs in Quarter-

HAYWARD, Calif (February 12, 2003) - IMPAX Laboratories, Inc. (NASDAQ NM: IPXL) today reported financial results for the three and twelve months ended December 31, 2002.

Revenues for the fourth quarter of 2002 were $8,400,000, up more than 400% compared with total revenues of $2,025,000 in the prior year's fourth quarter, and up more than 11% compared with total revenues of $7,538,000 in the third quarter of 2002. The significant year-over-year increase came on additional sales of Fludrocortisone Acetate Tablets, introduced at the end of the first quarter of 2002, Minocycline Hydrochloride Capsules launched in the third quarter of 2002, Rimantadine Hydrochloride Tablets launched in the fourth quarter of 2002, higher Lipram sales, and lower product returns.

The net loss for the 2002 fourth quarter was $3,471,000, or $(0.07) per share, compared with a net loss of $6,854,000, or $(0.15) per share in the prior year fourth quarter, which included goodwill amortization of approximately $876,000, or $(0.02) per share. Net loss narrowed due to increased sales, which partially offset increases in research and development, and operating expenses. Further, results included a benefit from the reversal of the interest expense on the refundable deposit from Teva under its strategic alliance agreement, of approximately $1,595,000, or $(0.03) per share.

For the twelve months ended December 31, 2002, the Company reported total revenues of $24,515,000, up more than 370%, compared with total revenues of $6,591,000 in the previous year. The significant year-over-year increase came on the ramp up of sales of Fludrocortisone Acetate Tablets, introduced at the end of the first quarter of 2002, Minocycline Hydrochloride Capsules launched in the third quarter of 2002, Rimantadine Hydrochloride Tablets launched in the fourth quarter of 2002, Terbutaline Sulfate Tablets introduced since July 2001, higher Lipram sales, and lower product returns.

The net loss for the twelve months ended December 31, 2002, was $20,040,000, or $(0.42) per share, compared with a net loss of $25,111,000, or $(0.60) per share, in the previous year, which included goodwill amortization of $3,504,000, or $(0.08) per share. Net loss narrowed due to increased sales, which partially offset increases in research and development, and operating expenses. Further, results included a benefit from the reversal of the interest expense on the refundable deposit from Teva of approximately $675,000, or $(0.01) per share.

Cash, cash equivalents and short-term investments were $20.2 million at December 31, 2002, compared with $35.5 million at December 31, 2001. The balance at December 31, 2002 included $10 million in restricted cash that serves as collateral for the $25 million revolving credit facility and term loan agreement signed with Congress Financial in October 2002.

"The fourth quarter continues our sequential quarter improvement," said Barry R. Edwards, Co- CEO. "We are looking forward to increasing sales throughout 2003, as we receive U.S. Food and Drug Administration (FDA) marketing approval for new products."

Larry Hsu, Ph.D., President, added: "We are very pleased that our development team reached the high end of our goal by filing eight applications in 2002, four of which were filed in the fourth quarter. This marks the third year in a row that we have filed eight applications. Once again, for 2003, we expect to be able to file at least six new applications with the FDA."

IMPAX has 19 applications pending at the FDA, including three tentatively approved, that address more than $5.8 billion in U.S. branded product sales for the 12 months ended September 30, 2002. Fourteen of these filings were made under Paragraph IV of the Hatch-Waxman Amendments.

IMPAX Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. IMPAX markets its generic products through its Global Pharmaceuticals division and intends to market its branded products through the IMPAX Pharmaceuticals division. Additionally, where strategically appropriate, IMPAX has developed marketing partnerships to fully leverage its technology platform. IMPAX Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company's Web site at: www.impaxlabs.com.

 "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Impax's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, Impax's ability to obtain sufficient capital to fund its operations, the difficulty of predicting FDA filings and approvals, consumer acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, Impax's ability to successfully develop and commercialize pharmaceutical products, Impax's reliance on key strategic alliances, the uncertainty of patent litigation, the availability of raw materials, the regulatory environment, dependence on patent and other protection for innovative products, exposure to product liability claims, fluctuations in operating results and other risks detailed from time to time in Impax's filings with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.


                               (Tables to follow)

                            IMPAX LABORATORIES, INC.
                            STATEMENTS OF OPERATIONS
             (dollars in thousands, except share and per share data)


                                                    Three Months Ended                      Twelve Months Ended
                                                       December 31,                            December 31,
                                                       (unaudited)                             (unaudited)
                                              ----------------------------         ---------------------------------
                                                 2002            2001                   2002               2001
                                                 ----            ----                   ----               ----
Net sales                                   $     7,998       $     2,025          $      23,758       $     6,591

Other revenues                                      402                 -                    757                  -
                                            -----------       -----------          -------------       ------------
Total revenues                                    8,400             2,025                 24,515              6,591

Cost of sales                                     6,218             3,154                 18,492              9,669
                                            -----------       -----------          -------------       ------------

Gross profit (loss)                               2,182            (1,129)                 6,023             (3,078)

Research and development                          4,355             2,907                 16,254             11,890

Less:  Teva reimbursements                         (219)             (219)                  (705)              (918)
                                            -----------       -----------          -------------       ------------

Research and development, net                     4,136             2,688                 15,549             10,972

Selling expenses                                    835               471                  2,836              2,186

General and Administrative(a)                     2,203             2,594                  8,396              9,258

Other operating income (expense), net                 3               100                    (36)               164
                                            -----------       -----------          -------------       ------------

Net loss from operations                         (4,989)           (6,782)               (20,794)           (25,330)

Interest income                                     104               313                    644              1,148

Interest expense(b)                               1,414              (385)                   110               (929)
                                            -----------       -----------          -------------       ------------

Net loss                                    $    (3,471)      $    (6,854)         $     (20,040)      $    (25,111)
                                            ===========       ===========          =============       ============
Net loss per share (basic and diluted)      $     (0.07)      $     (0.15)               $ (0.42)      $      (0.60)
                                            ===========       ===========          =============       ============
Weighted average
   common shares outstanding                 47,867,379        46,680,047             47,444,364         41,555,818
                                            ===========       ===========          =============       ============


(a) Includes amortization of goodwill of $876,000 in the quarter ended December 31, 2001 and $3,504,000 in the twelve months ended December 31, 2001. There was no amortization of goodwill in 2002.

(b) The interest expense for the quarter and twelve months ended December 31, 2002, included the reversal of the interest on the refundable deposit from Teva, as follows:

                                                                        Q-4 2002                   Year 2002
                                                                      -----------                 -----------
              Reversal of Interest on Refundable Deposit              $ 2,190,000                  $ 876,000
              Other Interest                                             (181,000)                  (565,000)
              Less: Amounts Previously Capitalized                       (595,000)                  (201,000)
                                                                      -----------                  ---------
                    Total Interest Expense                            $ 1,414,000                  $ 110,000
                                                                      ===========                  =========



                            IMPAX LABORATORIES, INC.
                            CONDENSED BALANCE SHEETS
                                 (in thousands)





                                                                                December 31,           December 31,
                                                                                    2002                   2001
                                                                                 (unaudited)            (unaudited)
                                                                                -------------          -------------

ASSETS

Cash, cash equivalents and short-term investments                              $    10,219              $    35,466

Restricted cash(a)                                                                  10,000                       --

Accounts receivable, net                                                             6,524                    3,523

Inventory                                                                           10,478                    3,488

Property, plant and equipment, net                                                  37,065                   24,334

Goodwill and intangibles, net                                                       28,337                   28,721

Other assets                                                                         1,780                    2,080
                                                                               -----------              -----------
                           Total assets                                        $   104,403              $    97,612
                                                                               -----------              -----------



LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                                            $    23,248              $     7,803

Long-term debt, net of current portion                                               9,105                    6,868

Refundable deposit and related accrued interest                                     22,000                   22,876

Other liabilities                                                                    1,486                      117

Mandatorily redeemable convertible preferred stock                                   7,500                    7,500

Stockholders' equity                                                                41,064                   52,448
                                                                                ----------              -----------
Total liabilities and stockholders' equity                                      $  104,403              $    97,612
                                                                                ----------              -----------



(a) Collateral for the $25 million revolving credit facility and term loan with Congress Financial.